Exhibit 107.1
Calculation of Filing Fee Tables
Form
F-3
(Form Type)
TRITON INTERNATIONAL LIMITED
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered an
d
Carry Forward Securi
ti
es

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Preference shares	Rule 457(o)			$500,000,000.00	0.00015310	$76,550.00	–	–	–	–
	Total Fee Due:							$76,550.00

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